   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2000
                                                    REGISTRATION NO. 333 - _____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                             BLUE RHINO CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                         56-1870472
    (State or other jurisdiction                            (I.R.S.  Employer
  of incorporation or organization)                        Identification No.)

                            104 CAMBRIDGE PLAZA DRIVE
                       WINSTON-SALEM, NORTH CAROLINA 27104
                                 (336) 659-6900
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  BILLY D. PRIM
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BLUE RHINO CORPORATION
                            104 CAMBRIDGE PLAZA DRIVE
                       WINSTON-SALEM, NORTH CAROLINA 27104
                                 (336) 659-6900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
      JEFFREY C. HOWLAND, ESQ.                      SUSAN M. HERMANN, ESQ.
WOMBLE CARLYLE SANDRIDGE & RICE, PLLC               PEDERSEN & HOUPT, P.C.
       BB&T FINANCIAL CENTER                 161 NORTH CLARK STREET, SUITE 3100
      WINSTON-SALEM, NC 27101                      CHICAGO, ILLINOIS 60601
          (336) 721-3516                                (312) 641-6888

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF            AMOUNT                  OFFERING               AGGREGATE
SECURITIES TO BE REGISTERED   TO BE REGISTERED        PRICE PER UNIT (1)      OFFERING PRICE (1)    AMOUNT OF REGISTRATION FEE
---------------------------   ----------------        ------------------      ------------------    --------------------------
Common Stock ..............    562,285 shares              $3.6875                $2,073,426                $547.38

(1) Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the Registrant's Common Stock as reported on the Nasdaq National Market on September 21, 2000 in accordance with Rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

                                 562,285 Shares

                           [BLUE RHINO LOGO OMITTED]

                                  Common Stock

     This prospectus is part of a registration statement that covers 562,285 shares of our common stock. These shares may be offered and sold from time to time by certain of our stockholders. We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $36,000.

     The Common Stock is traded on the Nasdaq National Market under the symbol "RINO." On September 22, 2000, the last reported sale price for the Common Stock on the Nasdaq National Market was $3.8125 per share.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Prospectus dated September 25, 2000

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     As used in this prospectus, the terms "we," "us," "Blue Rhino" and "the Company" refer to Blue Rhino Corporation and its subsidiaries, CPD Associates, Inc., Rhino Services, L.L.C., USA Leasing, L.L.C. and Uniflame Corporation, except where it is made clear that such term means only the parent company. The Blue Rhino logo, including the name, the names RhinoTUFF(R), Tri-Safe(R), Bison(R), Uniflame(R), UniGrill(R), DuraClay(R), GardenArt(R), Endless Summer(TM), Endless Summer Comfort(TM), America's Choice For Grill Gas(TM), Enjoy Outdoor Living - Longer(TM), Grill Gas & Design(TM) and OEM - Direct(TM) are our registered and pending trademarks. This prospectus may also include trademarks of other companies. Our principal offices are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 and our telephone number is (336) 659-6900.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

     o Our Annual Report on Form 10-K for the fiscal year ended July 31, 1999;

     o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 1999 (as amended on Form 10-Q/A filed with the SEC on December 16, 1999), January 31, 2000 and April 30, 2000 (as amended on Form 10-Q/A filed with the SEC on June 15, 2000);

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

     o Our Current Reports on Form 8-K as filed with the SEC on August 16, 1999, September 23, 1999, April 18, 2000 (as amended on Form 8-K/A filed with the SEC on June 14, 2000) and September 8, 2000; and

     o The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on May 19, 1998.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104; telephone number (336) 659-6900.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, particularly the section entitled "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

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

                                   THE COMPANY

     We are a leading national provider of branded products and services to retailers including gas grill cylinder exchange, with Blue Rhino cylinder displays at more than 25,000 retail locations in 46 states and Puerto Rico. Cylinder exchange provides consumers with a convenient means to exchange empty grill cylinders for clean, safe, precision-filled cylinders. We offer our cylinder exchange at many major home center/hardware, mass merchant, grocery and convenience stores including Home Depot, Lowe's, Wal*Mart, Kroger and Kwik Shop. In addition, we offer an array of products including barbecue grills, patio heaters, fireplace accessories and garden art that are sold to home centers, mass merchants and hearth stores throughout the United States.

     We partner with retailers and independent distributors to provide consumers with a nationally-branded alternative to traditional grill cylinder refill. We dedicate our efforts and capital to brand development, value-added marketing, customer service, cylinders, displays, account growth, distributor network development and management information services. Our 49 independent distributors invest in the vehicles, and the refilling and refurbishing equipment necessary to operate cylinder exchange businesses. To facilitate improved service by our distributors in the Southeastern United States, we recently invested in an automated propane bottling and cylinder refurbishing plant in North Carolina. We believe that our distributor network affords us the opportunity to service approximately 90% of the cylinder exchange markets in the United States.

                               RECENT DEVELOPMENTS

     In September, 2000, we completed the sale of approximately $10.3 million in shares of our Series A Convertible Preferred Stock to institutional investors and certain individual investors at a price of $6.00 per share. We intend to use the net proceeds from the financing to pay down existing debt and for acquisitions and general working capital.

     On August 7, 2000, we announced that we had purchased an option to acquire a controlling interest in Quickship, Inc., a privately held, ship-for-profit company based in Lenexa, Kansas. Our option is exercisable for 60 days. Subject to completion of due diligence and other customary closing conditions, we expect to complete the acquisition by September 30, 2000.

     Quickship is an established shipping-solution company with installations at over 200 retail locations in 16 states and annual sales of approximately $1 million. Quickship provides retailers with a new revenue source through a convenient, full-service, in-store postal and parcel shipping depot, which allows consumers to drop off their packages and ship them via major carriers for a fee. We believe the Quickship acquisition will give us an additional retail service to leverage our existing core competencies of sales, systems and service to many of the largest retailers in the United States.

     On July 12, 2000, we announced that we had increased and amended our existing bank facility. The bank facility was increased to an aggregate principal amount of $55 million from $30 million and a portion was used to redeem our outstanding $7 million of convertible notes.

     The amended bank facility creates three separate facilities - a $38 million revolver for general corporate purposes; a $10 million seasonal overline for general corporate purposes available from July through November; and a $7 million term facility. The revolver and overline facilities expire in November 2001, while the term facility requires quarterly $1 million principal payments beginning October 2000 and continuing through July 2002. In conjunction with the amended bank facility, we also entered into an interest rate hedge agreement for $10 million, effectively fixing a portion of our interest rate exposure through 2003.

     The $7 million of convertible notes, which were issued in September 1999, were redeemed at par, with proceeds from the term facility, plus interest at five percent. The redemption constitutes early extinguishment of the debt and will result in a non-cash extraordinary charge of approximately $486,000, due to an unamortized discount and other debt issuance costs.

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

                   COMPANY BACKGROUND AND CONTACT INFORMATION

     We were incorporated in North Carolina on March 24, 1994, and reincorporated in Delaware on December 16, 1994. We have four wholly owned subsidiaries, Rhino Services, L.L.C., a Delaware limited liability company, CPD Associates, Inc., a North Carolina corporation; USA Leasing, L.L.C., a Delaware limited liability company; and Uniflame Corporation, a Delaware corporation. Rhino Services offers centralized purchasing services to our distributors; CPD Associates holds our intangible assets; USA Leasing offers cylinder leasing service to our distributors; and Uniflame sells various products including patio heaters, barbecue grills, garden art and fireplace accessories. In May 1998, we completed our initial public offering of 3,105,000 shares (including shares issued upon exercise of the over-allotment option) at an offering price of $13.00 per share.

     Our principal executive offices are at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, and our telephone number is (336) 659-6900.

                                  THE OFFERING

Common stock offered ................................  562,285 shares
Offering price.......................................  All or part of the shares offered hereby may be sold from time to time in amounts and on terms to
                                                       be determined by the selling stockholders at the
                                                       time of the sale
Risk factors.........................................  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest
                                                       in shares of our common stock.
Nasdaq symbol........................................  RINO

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

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO SIGNIFICANTLY IMPAIR OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW.

                         RISKS RELATING TO OUR BUSINESS

IF WE ARE UNABLE TO SUSTAIN OUR CURRENT GROWTH RATE, OUR FINANCIAL CONDITION MAY SUFFER.

     We are a young company that has experienced a very high growth rate. In order to continue to grow, we must be able to:

     o Demonstrate the benefits of cylinder exchange to consumers and retailers;

     o Maintain relationships with distributors who are able to expand our business and adhere to our quality and service standards;

     o    Find and integrate productive new retail locations;

     o Identify, develop and market new products and services related to propane use and backyard living;

     o    Secure capital to fund growth; and

     o Refine and maintain a corporate infrastructure sufficient to support growth.

Even if we successfully implement our growth strategy, we may not be able to sustain our recent growth rates.

OUR REVENUES ARE CONCENTRATED WITH A LIMITED NUMBER OF RETAILERS UNDER NONEXCLUSIVE ARRANGEMENTS THAT THEY MAY TERMINATE AT WILL. IF ONE OR MORE OF THESE RETAILERS WERE TO MATERIALLY REDUCE OR TERMINATE ITS BUSINESS WITH US, OUR BUSINESS MAY SUFFER.

     We depend upon our relationships with a limited number of major retailers for a significant portion of our net sales. Home Depot represented approximately 23% of our fiscal 1999 net sales and approximately 24% of our net sales for the nine months ended April 30, 2000. Lowe's represented approximately 13% of our fiscal 1999 net sales and approximately 12% of our net sales for the nine months ended April 30, 2000. Wal*Mart represented approximately 13% of our fiscal 1999 net sales and approximately 11% of our net sales for the nine months ended April 30, 2000. If one or more of these retailers were to materially reduce or terminate its business with us for any reason, our business may suffer.

     None of our significant retail accounts are contractually bound to offer Blue Rhino cylinder exchange. Therefore, retailers can discontinue Blue Rhino cylinder exchange at any time and offer a competitor's cylinder exchange or no cylinder exchange program at all. Continued relations with a retailer depend upon

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

various factors, including customer service, consumer demand, competition and cost. In addition, certain of our retailers have multiple vendor policies and may seek to offer a competitor's cylinder exchange program at new or existing locations. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with us, our business may suffer.

PROPANE SUPPLIES AND COSTS ARE UNPREDICTABLE AND PROPANE PRICE INCREASES COULD CONTINUE TO IMPACT OUR PROFIT MARGINS.

     Our distributors purchase propane from natural gas providers and oil refineries that produce propane as a by-product of the refining process. The R-4 Technical Center, our jointly-owned automated propane bottling and cylinder refurbishing plant in North Carolina, also purchases propane. The supply and price of propane fluctuates depending upon underlying natural gas and oil prices and the ability of suppliers to deliver propane. A substantial increase in propane prices could lead to decreased profit margins for us or our distributors and could impact our distributors' ability or desire to service our retail accounts.

     We experienced negative consequences of this type during the fourth quarter of fiscal 2000. Propane prices were high by historical measures, and this adversely affected our distributors' cost structures. We elected to increase payments to our distributors to ensure their continued strength until our retail prices could be adjusted to reflect the higher costs. This unexpected expense had a significant impact on our fourth quarter and fiscal 2000 earnings.

IF OUR DISTRIBUTORS AND MANAGEMENT ARE UNABLE TO MANAGE GROWTH SUCCESSFULLY, OUR BUSINESS MAY SUFFER.

     The number of retail locations offering Blue Rhino cylinder exchange and our corresponding sales have grown significantly over the past several years along with the creation of our independent distributor network. For us to continue to grow, our distributors must be able to adequately service an increasing number of retail accounts. Certain distributors have experienced service problems in the past, particularly during peak demand periods such as holiday weekends. Our retailers impose demanding service requirements on us, and our retail relationships will be jeopardized if our distributors fail to meet these requirements. Our executive officers, who have only limited prior experience managing a public company, must implement and improve operational and financial systems and train and manage our employee base in order to manage our expanding retailer and distributor relationships. If we fail to manage our growth effectively, our business may suffer.

OUR RETAILER RELATIONSHIPS DEPEND HEAVILY ON OUR DISTRIBUTORS' PERFORMANCE.

     We rely exclusively on independent distributors to deliver our products to retailers. Our success will depend on our ability to maintain existing distributor relationships and on the distributors' ability to set up and adequately service an expanding base of retail accounts. We exercise only limited influence over the resources that our independent distributors devote to cylinder exchange. We could suffer a loss of consumer or retailer goodwill if our distributors do not adhere to our quality control and service guidelines or fail to ensure an adequate and timely supply of cylinders at retail locations. The poor performance of a single distributor to a national retailer could jeopardize our entire relationship with that retailer and cause our business to suffer.

SERVICE OF OUR RETAIL LOCATIONS IS CONCENTRATED WITH A LIMITED NUMBER OF DISTRIBUTORS.

     As of April 30, 2000, distributors controlled by two entities serviced approximately 37% of our retail locations. Sales by these key distributors resulted in approximately 44% of our net sales for the nine months ended April 30, 2000 and approximately 40% of our net sales for fiscal 1999. The five distributors owned by Platinum Propane Holding, L.L.C. accounted for approximately 35% of our net sales for the nine months ended April 30, 2000 and approximately 31% of our net sales for fiscal 1999. Ceramic Industries, Inc. accounted for approximately 9% of our net sales for the nine months ended April 30, 2000 and for fiscal 1999. If any of our major distributors were to reduce or terminate its relationship with us or suffer a disruption in service, our business may suffer.

IF WE EXPERIENCE PROBLEMS ASSOCIATED WITH THE R-4 TECHNICAL CENTER, OUR BUSINESS MAY SUFFER.

     In April 2000, operations commenced at our R-4 Technical Center, an automated propane bottling and cylinder refurbishing plant in North Carolina that we own jointly with Manchester Tank & Equipment Co. and Platinum Propane, LLC. Ownership in the joint venture is 50% Manchester, 49% Blue Rhino and 1% Platinum. We expect that the plant will provide consolidated purchasing and greater cost-efficiencies and quality control for our distributors serving the Southeast. While these distributors previously fulfilled their bottling and refurbishing functions independently, we believe that many of them will now utilize the plant for these purposes. If we are unable to attract, retain and manage qualified production personnel for the plant, or if for any reason we are unable to meet our production goals, achieve our targeted production costs or satisfy our distributors' needs, the ability of our distributors to service our retail accounts could be impacted and our business may suffer.

     As a result of our ownership interest, we recognize 49% of the R-4 Technical Center's net earnings or losses. For the year ended July 31, 2000, we expect to recognize approximately $403,000 as our proportionate share of the R-4 Technical Center's net losses. If the R-4 Technical Center is unable to generate earnings, our business, financial condition and results of operations may suffer.

     In August 2000, 4,700 Blue Rhino propane cylinders filled at the R-4 Technical Center were recalled after the cylinder valves were found to have missing or damaged internal seals. We instructed our distributors to inventory the cylinders at their plants and retail locations and to remove any cylinders with the recalled valves. However, we cannot be sure that all the recalled valves have been removed from circulation. We have not received any reports of injuries, but the potential defects could cause propane leaks, which can pose the risk of fire, explosion and burn injuries, and could lead to one or more adverse consequences described below under the heading "Risks Related to Our Industry -- Propane is a volatile product and we face potential product liability."

WE DEPEND ON MANAGEMENT INFORMATION SYSTEMS TO MANAGE ALL ASPECTS OF OUR BUSINESS EFFECTIVELY.

     We depend on our management information systems (MIS) to process orders, manage inventory and accounts receivable collections, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. In addition, our staff of four MIS professionals relies heavily on the support of Information Management System Services (IMSS), a division of R. J. Reynolds Tobacco Company. Any disruption in the operation of our MIS, the loss of employees knowledgeable about such systems, the termination of our relationship with IMSS or our failure to continue to effectively modify such systems as our business expands could negatively affect our business.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE ASSETS OR REQUIRE COSTLY LITIGATION TO PROTECT OUR RIGHTS.

     We consider our trademarks, particularly the Blue Rhino logo and name, and the design of our product packaging to be valuable to our business and the establishment of our national branded cylinder exchange program. We rely on a combination of copyright and trademark laws and other arrangements to protect our proprietary rights and could incur substantial expense to enforce our rights under copyright or trademark laws. The requirement to change any of our trademarks, service marks or trade name could entail significant expense, result in the loss of any goodwill associated with that trademark, service mark or trade name, and impact our ability to apply for copyrights and additional trademarks in the future.

     Our acquisition of certain assets from Bison Valve in September 1999 included two patent applications on an OPD valve. A patent was granted in June 2000 for the original OPD design and an application on a modification to the original OPD design remains pending. In connection with our April 2000 acquisition of patio heater assets, we have obtained a patent relating to the devices' heating apparatus. An additional patent application relating to other patio heater design elements is pending. We cannot be sure that either of the pending applications will be granted, or that the granted patents or the patents under application, if granted, will have any commercial or competitive value. Moreover, while we may apply for additional trademarks, patents or copyrights in the future, we cannot be sure that any trademark, patent or copyright will be issued, that any trademarks, patents or copyrights will be held valid if subsequently challenged or that others will not claim rights in or ownership of our trademarks, patents, copyrights or other proprietary rights.

OUR BUSINESS IS SUBJECT TO SEASONAL AND QUARTERLY FLUCTUATIONS.

     Our quarterly operating results fluctuate significantly primarily because consumers grill most frequently in the spring and summer, especially in colder regions of the United States. As a result, we earn most of our revenue during our third and fourth fiscal quarters ending April 30 and July 31. Sustained periods of poor weather, particularly during the spring and summer, may negatively impact our total revenues and gross margin. Our timing and rate of establishing new retail locations and expenses incurred in anticipation of increased sales also may cause quarterly fluctuations in our results of operations. Accordingly, the results of operations in any quarter will not necessarily be indicative of the results that we may achieve for a full fiscal year or any future quarter.

                          RISKS RELATED TO OUR INDUSTRY

CYLINDER EXCHANGE IS STILL GAINING ACCEPTANCE, AND OUR GROWTH IS DEPENDENT ON THAT TREND CONTINUING.

     We derive substantially all of our revenues from cylinder exchange, a relatively new retailing concept for consumers and retailers. According to a 1999 industry study, 75% of the consumers who use propane grills refill or fill rather than exchange their empty cylinders. Our success will depend in large part on our ability to convince consumers to switch from traditional refilling methods to cylinder exchange and to encourage retailers to offer cylinder exchange.

WE FACE COMPETITION FROM THE GRILL CYLINDER REFILLING INDUSTRY AND FROM OTHER GRILL CYLINDER EXCHANGE PROVIDERS.

     The grill cylinder refilling industry is highly fragmented and competitive. Competition in our industry is based primarily upon convenience, quality of product, service, historical relationships, perceived safety and price. Because 75% of the consumers who use propane grills refill rather than exchange their cylinders, our primary competition comes from the approximately 20,000 bulk refilling stations owned and operated by propane dealers, as well as certain rental outlets, recreational vehicle centers and hardware stores.

     Major propane providers, such as AmeriGas Propane Partners, L.P., Suburban Propane Partners, L.P., Ferrellgas Propane Partners, L.P., Heritage Propane Partners, L.P. and Cornerstone Propane Partners, L.P., could expand their existing cylinder exchange businesses nationally. These major propane providers have greater resources than we do and may be able to undertake more extensive marketing campaigns and adopt more aggressive pricing policies than we can. We also compete with numerous regional cylinder exchange providers, which typically have operations in a few states, and with local cylinder exchange providers. If these competitors expand their cylinder exchange programs or new competitors enter the market or grow to compete with us on a national scale, our market share and gross margins could decrease.

PROPANE IS A VOLATILE PRODUCT AND WE FACE POTENTIAL PRODUCT LIABILITY.

     Propane is a gas which, if exposed to flame or high pressure, may ignite or explode, potentially causing significant property damage and bodily harm. In the past, fires and other incidents have occurred at refurbishing and refilling facilities operated by us and our distributors that resulted in bodily injuries and substantial property damage. Because of the volatility of propane, accidents may occur during the refurbishing, refilling, transport, storage, exchange, use or disposal of cylinders and other Blue Rhino products. Because the Blue Rhino name and logo are prominently displayed on all cylinders, cylinder displays and other Blue Rhino products, such as patio heaters, we could be subjected to damage claims. In addition, we could be subject to additional product liability for barbecue grills sold by Uniflame

Corporation and for the failure of an OPD valve, regardless of whether such valve was fitted on a Blue Rhino cylinder.

     We could also be subject to claims related to manufacturing defects or workplace accidents at the R-4 Technical Center. If an accident happens, we could incur substantial expense, receive adverse publicity and suffer a loss of sales. A cylinder-related accident involving personal injury could result in product liability actions against us or our distributors and could affect the willingness of retailers to offer or consumers to use cylinder exchange. Adverse publicity relating to any such incident could also affect our reputation and the perceived benefits of cylinder exchange. Furthermore, we cannot be sure that insurance will provide sufficient coverage in any particular case or that we or our distributors will be able to continue to obtain insurance coverage at acceptable levels and cost.

     In August 2000, 4,700 Blue Rhino propane cylinders filled at the R-4 Technical Center were recalled after the cylinder valves were found to have missing or damaged internal seals. We instructed our distributors to inventory the cylinders at their plants and retail locations and to remove any cylinders with the recalled valves. However, we cannot be sure that all the recalled valves have been removed from circulation. We have not received any reports of injuries, but the potential defects could cause propane leaks, which can pose the risk of fire, explosion and burn injuries, and could lead to one or more of the adverse consequences described above.

PROPANE IS A HEAVILY REGULATED PRODUCT.

     Federal, state and local authorities regulate the transportation, handling, storage and sale of propane in order to protect consumers, employees, property and the environment. The handling of propane in most regions of the United States is governed by guidelines published by the National Fire Protection Association in Pamphlets 54 and 58. These guidelines require that all cylinders produced or recertified after September 30, 1998, and all grill cylinders refilled after April 1, 2002 must be fitted with an overfill prevention device valve. Failure of our distributors to comply with these regulations could subject us to potential governmental action for violation of such regulations, which could result in fines, penalties and/or injunctions.

VARYING LOCAL PERMITTING PROCESSES AFFECT OUR RETAIL LOCATIONS.

     Local ordinances, which vary from jurisdiction to jurisdiction, generally require retailers to obtain permits to store and sell propane cylinders. These ordinances influence retailers' acceptance of cylinder exchange, distribution methods, cylinder packaging and storage. The ability and time required to obtain permits varies by jurisdiction. Delays in obtaining permits have from time to time significantly delayed the installation of new retail locations. Some jurisdictions have refused to issue the necessary permits, which has prevented some installations. Certain jurisdictions may also impose additional restrictions on our ability to market and our distributors' ability to transport cylinders or otherwise maintain our cylinder exchange program. Revisions to these regulations or violations of current or future regulations by us or our distributors may cause our business to suffer.

WE DEPEND ON OUR SUPPLIERS.

     To adequately service our retail accounts, our distributors need a sufficient supply of cylinders and valves. There are only two major cylinder suppliers and only six major valve suppliers in the U.S. market. The implementation of National Fire Protection Association guidelines requiring the introduction of valves with overfill prevention devices and growth in propane grill sales and use could increase demand for cylinders and valves. If the distributors were unable to obtain sufficient quantities of cylinders or valves, delays or reductions in cylinder availability could occur, which may cause our business to suffer.

                         RISKS RELATING TO THIS OFFERING

MEMBERS OF MANAGEMENT ARE SIGNIFICANT STOCKHOLDERS.

     As of September 15, 2000, current executive officers, directors and entities controlled by them beneficially owned, in the aggregate, approximately 55% of our outstanding common stock. As a result, they can exert considerable voting control in connection with matters requiring stockholder approval, including election of directors and approval of significant corporate transactions, provided that they vote together on such matters, and may have the effect of delaying or preventing a change in control of Blue Rhino or impeding or precluding transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

FUTURE SALES OF SHARES COULD HURT OUR COMMON STOCK'S MARKET PRICE.

     Sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect the market price for our common stock and our ability to raise equity capital in the future at a time and price we deem appropriate. As of September 15, 2000, we had outstanding 10,938,368 shares of common stock. Of these shares, the 562,285 shares sold in this offering, together with 4,712,875 other shares, are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act. We believe that the holders of the remaining 5,663,208 shares are affiliates and, accordingly, that their shares may be sold without registration only in compliance with the Securities Act (including Rule 144). As of July 31, 2000, options to purchase 1,535,307 shares of common stock were outstanding under our stock option plans, with a weighted average exercise price of $10.58 per share and a weighted average remaining contractual life of 8.57 years. Of these, options to purchase 445,909 shares were exercisable at July 31, 2000, at a weighted average exercise price of $11.29 per share.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common shares. We have paid the costs relating to the registration of these shares, which we estimate to be $36,000.

                              SELLING STOCKHOLDERS

     The selling stockholders acquired the shares offered hereby in connection with our acquisition in April 2000 of certain assets from Uniflame, Inc., an import and design company dealing in barbecue grills, garden art and fireplace accessories, and International Propane Products, LLC, a wholesale and design company engaged in the development and distribution of outdoor patio heaters.

     The following table sets forth, for each selling stockholder, the amount of Blue Rhino common stock owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Other than as described in the footnotes to the table, none of the selling stockholders has had any position, office or other relationship material to Blue Rhino with Blue Rhino or any of its affiliates within the past three years.

                                                                                         PERCENTAGE
                                                                  SHARES TO BE           BENEFICIAL
                                       SHARES       SHARES     BENEFICIALLY OWNED     OWNERSHIP AFTER
                                     BENEFICIALLY   OFFERED     AFTER COMPLETION     COMPLETION OF THIS
NAME                                  OWNED (1)     HEREBY    OF THIS OFFERING (1)      OFFERING (2)
----                                 ------------ ------------ -------------------- ---------------------
Mac R. McQuilkin (3)                   335,570      335,570               --                 --
James E. Harris                        122,046      122,046               --                 --
Michael A. Waters (4)                  183,572       83,572          100,000                  *
Michael Fasel (5)                       12,074        9,574            2,500                  *
Martin Bossler (6)                       4,432        4,432               --                 --
Darren Howanietz (7)                     2,659        2,659               --                 --
Brandon McQuilkin                        2,659        2,659               --                 --
Paul Friduss                             1,773        1,773               --                 --

--------------
* Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.

(2)  Based on 10,938,368 shares outstanding as of September 15, 2000.

(3) Mr. McQuilkin has been President and Chief Executive Officer of Uniflame Corporation since April 2000.

(4) Includes 100,000 shares of common stock issuable upon the exercise of warrants granted in September 1999.

(5) Mr. Fasel has been Executive Vice President of Uniflame Corporation since April 2000.

(6) Mr. Bossler has been Executive Vice President-Products of Uniflame Corporation since April 2000.

(7) Mr. Howanietz has been Vice President and Chief Financial Officer of Uniflame Corporation since April 2000.

                              PLAN OF DISTRIBUTION

     The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     o    ordinary brokers' transactions;

     o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     o "at the market" to or through market makers or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     o    in privately negotiated transactions; or

     o    to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker-dealer or financial institution, and upon a default, the broker-dealer or financial institution may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent any such information exists or is required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     Messrs. Mac McQuilkin, Harris, Fasel, Bossler, Friduss, Howanietz and Brandon McQuilkin have agreed with us that, subject to limited exceptions, they will not sell or otherwise transfer any of the shares they own that are being offered by this prospectus before October 1, 2000. There are no other contractual arrangements between or among any of the selling stockholders and Blue Rhino with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the selling stockholders.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby has been passed upon for us by Pedersen & Houpt, a Professional Corporation, Chicago, Illinois, as special counsel. John H. Muehlstein, one of our directors, is also a principal of Pedersen & Houpt. We have also been represented in connection with certain matters relating to the preparation of this prospectus by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.

                                     EXPERTS

          The consolidated financial statements of Blue Rhino Corporation appearing in Blue Rhino Corporation's Form 10-K for the year ended July 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K as of July 31, 1999 and for the two fiscal years in the period ended July 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                                   Amount to Be Paid by
                                                        Registrant
                                                   --------------------

        SEC registration fee.........................    $   547
        Legal fees and expenses......................     15,000
        Accounting fees and expenses.................     15,000
        Printing and engraving expenses..............      5,000
        Miscellaneous................................        453
                                                          ------
        Total........................................    $36,000
                                                         =======

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes indemnification of directors, officers, employees and agents of the Registrant; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute. The Registrant's Second Amended and Restated Certificate of Incorporation ("Charter") provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law.

     Under the provisions of the Charter, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant will not however indemnify any director or officer where such director or officer: (a) breaches his or her duty of loyalty to the Registrant or its stockholders; (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an unlawful dividend or stock repurchase or redemption; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     Indemnification under the Charter and the Registrant's Amended and Restated By-laws ("By-laws") includes payment by the Registrant of expenses in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the indemnified party to repay such advance if it is ultimately determined that such person is not entitled to indemnification under the Charter, which undertaking may be accepted without reference to the financial ability of such person that makes such repayments. The Registrant is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Registrant. The Charter and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. The Registrant carries directors and officers insurance covering its executive officers and directors.

ITEM 16.  EXHIBITS

  EXHIBIT NUMBER     DESCRIPTION OF EXHIBIT
  --------------     ----------------------
        4.1          Form of Certificate of Common Stock of the Company
                     (incorporated by reference to Exhibit 4.1 to the Company's
                     Registration Statement on Form S-1 dated May 18, 1998)

        4.2 Registration Rights Agreement among the Company and the purchasers of Common Stock and Warrants dated September 7, 1999 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 23,
                     1999)

        4.3 Registration Rights Agreement among the Company and the Buyers of its Convertible Notes dated September 20, 1999 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated September 23, 1999)

        4.4 Amended and Restated Registration Rights Agreement, dated as of March 1, 1997, among the Company, Forsythe/Lunn Technology Partners, L.L.C., Platinum Propane Holding, L.L.C., the Purchasers of Units pursuant to the Unit Purchase Agreement dated October 11, 1995 and the Purchasers of the Company's Series A Convertible Participating Preferred Stock (incorporated by reference to
                     Exhibit 10.15 to the Company's Registration Statement on Form S-1 dated May 18, 1998)

        4.5 Amendment to Amended and Restated Registration Rights Agreement among the Company and certain holders of its common stock dated September 7, 1999 (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated September 23, 1999)

        4.6 Form of Warrant to Purchase Common Stock of the Company issued to purchasers of the Company's Common Stock in its private offering dated September 7, 1999 (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated September 23, 1999)

        4.7 Form of Warrant to Purchase Common Stock of the Company issued to purchasers of the Company's Convertible Notes on September 20, 1999 (incorporated by reference to Exhibit
                     4.5 to the Company's Current Report on Form 8-K dated September 23, 1999)

        4.8 Form of Warrant issued to Michael A. Waters dated September 17, 1999 (incorporated by reference to Exhibit 4.6 to the Company's Current Report on Form 8-K dated September 23,
                     1999)

        4.9 Registration Rights Agreement among the Company and the shareholders and certain employees of Uniflame, Inc. dated March 31, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 18,
                     2000)

        4.10 Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock dated September 7, 2000

        4.11 Registration Rights Agreement among the Company and the Purchasers of the Company's Series A Convertible Preferred Stock dated September 7, 2000

        5            Opinion of Pedersen & Houpt, P.C.

        23.1         Consent of Pedersen & Houpt, P.C. (included in Exhibit 5)

        23.2         Consent of Ernst & Young LLP

        23.3         Consent of PricewaterhouseCoopers LLP

        24           Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on September 25, 2000.


                                                Blue Rhino Corporation

                                             By: /s/ Billy D. Prim
                                                -----------------------------
                                                Billy D. Prim
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Billy D. Prim and Mark Castaneda, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 25, 2000.

/s/ Billy D. Prim                                   Chairman of the Board, President and Chief
------------------------------------                Executive Officer (Principal Executive Officer)
Billy D. Prim

/s/ Mark Castaneda                                  Secretary, Chief Financial Officer and
------------------------------------                Director (Principal Financial and Accounting
Mark Castaneda                                      Officer)

/s/ Andrew J. Filipowski                            Vice Chairman of the Board
------------------------------------
Andrew J. Filipowski

/s/ Richard A. Brenner                              Director
------------------------------------
Richard A. Brenner

/s/ Craig J. Duchossois                             Director
------------------------------------
Craig J. Duchossois

/s/ Steven D. Devick                                Director
------------------------------------
Steven D. Devick

/s/ Robert J. Lunn                                  Director
------------------------------------
Robert J. Lunn

/s/ John H. Muehlstein                              Director
------------------------------------
John H. Muehlstein

/s/ David L. Warnock                                Director
------------------------------------
David L. Warnock